News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2014 SECOND QUARTER RESULTS

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— May 5, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2014 second quarter ended March 31, 2014.

Fiscal 2014 Second Quarter Highlights

•	Revenue of $39.5 million
•	Operating income of $7.4 million includes R&D expenses advancing our next generation dosimeter ($0.6 million)
•	Net income of $5.0 million, or $0.52 per diluted share
•	Adjusted EBITDA of $11.9 million, or $1.25 per diluted share
•	Net reduction in Long-term Debt of $4.5 million from September 30, 2013

“Our financial results were as expected for the quarter”, stated Bill Saxelby, President and Chief Executive Officer of Landauer. “We improved our free cash flow position and the issues with government funding uncertainty that we have communicated during 2013 continue to have the effect we anticipated. We grew our core Radiation Measurement business global revenues while investing in our next generation technology platform. Our Medical Physics business closed its first enterprise-wide radiation safety solution agreement, and our Medical Products business is focused on executing against the growth strategies begun in 2013 and are incrementally moving this business to improved profitability”.

Saxelby added, “In 2014 we will maintain focus on our segment specific growth initiatives and strategic objectives.  In Radiation Measurement we plan to invest in our next generation dosimetry platform, new product introductions and continue to work our potential military revenue opportunities as the military funding environment becomes more clear.  In Medical Physics we plan to see hospital systems adopt our enterprise wide radiation safety solution over the course of the year.  In Medical Products we expect to introduce new medical devices to complement our existing product offering during the year”.

Second Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the second fiscal quarter of 2014 were $39.5 million, an increase of $2.4 million, or 6.5%, compared with revenues of $37.1 million for the second fiscal quarter of 2013. The Radiation Measurement segment experienced an increase of $1.9 million, due primarily to a $2.2 million increase in revenue from international operations offset by a decrease in domestic revenues of $0.3 million.  Medical Physics segment revenues increased by $0.4 million due primarily to increased imaging services.

Cost of sales for the second fiscal quarter of 2014 was $18.3 million, an increase of $1.3 million, or 7.6%, compared with cost of sales of $17.0 million for the second fiscal quarter of 2013. The cost of sales increase was due primarily to increased international expenses of $0.9 million as a result of increased international sales, and an increase in service costs of $0.6 million on higher startup costs in new regions for Medical Physics, offset by decreased labor costs of $0.4 million due primarily to lower benefit costs.

Selling, general and administrative expenses for the second fiscal quarter of 2014 were $13.7 million, an increase of $1.1 million, or 8.7%, compared with operating expenses of $12.6 million for the second fiscal quarter of 2013. The selling, general and administrative expense increase was due primarily to increased research and development expenses of $0.5 million, primarily attributed to advancement of the Company’s next generation dosimetry platform, an increase in amortization costs of $0.3 million,  an increase in payroll of $0.3 million, largely due to new personnel, an increase in international costs of $0.2 million and an increase in professional fees of $0.2 million, offset by a decrease in outside services $0.4 million related to customer service support.

Equity in income of joint ventures for the second fiscal quarter of 2014 was $0.5 million, a decrease of $0.1 million, or 16.7%, from the prior year second fiscal quarter amount of $0.6 million, due primarily to the negative foreign exchange impact on equity earnings from Nagase-Landauer in Japan.

The effective tax rate for the second fiscal quarter of 2014 and 2013 was 28.2% and 23.6%, respectively.  The increase was due primarily to the research & development credit not being retroactively reenacted as it was in fiscal 2013.

Net income attributable to Landauer for the second fiscal quarter of 2014 was $5.0 million, a decrease of $0.2 million, or 3.8%, compared with net income of $5.2 million in the second fiscal quarter of 2013.  The decrease was primarily related to increased  research and development, higher amortization expense due to revised intangible life, and a higher effective tax rate due to no reenactment of research and development tax credit legislation, partially offset by higher gross profit on higher revenues.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second fiscal quarter of 2014 were $11.6 million compared with $11.3 million for the second fiscal quarter of 2013. The increase was due primarily to increased revenue and gross profit outpacing higher SG&A expense. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Change in Segment Presentation

During the first fiscal quarter of 2014, the Company changed the presentation of its reporting segments to separately disclose certain ‘corporate expenses’ that had previously been reported within the Radiation Measurement segment.  As a result, the current segment disclosures will reflect three reporting segments: Radiation Measurement, Medical Physics, Medical Products and one functional group: Corporate.

Radiation Measurement Segment

Radiation Measurement revenues for the second fiscal quarter of 2014 were $29.2 million, an increase of $1.9 million, or 7.0%, from the second fiscal quarter of 2013 of $27.3 million. The $1.9 million increase in the fiscal quarter was due primarily to increases in revenues from equipment and non-recurring service revenue to Health Canada and equipment sales in the EMEA region, and increases in measurement services at international subsidiaries of $2.2 million offset by domestic business decrease of $0.3 million due largely to lower military Radwatch revenues.  Operating income for the second fiscal quarter of 2014 was $10.3 million, an increase of $0.2 million, or 2.0%, compared to operating income of $10.1 million for the second fiscal quarter of 2013. The increase in operating income was due to increased revenue of $1.9 million, offset by increased costs of sales of $0.6 million, increased research and development expenses of $0.4 million, primarily attributed to advancement of the Company’s next generation dosimeter and increased employee costs, due primarily to new personnel of $0.5 million and increased international costs of $0.2 million.

Medical Physics Segment

Medical Physics revenues for the second fiscal quarter of 2014 were $8.0 million, an increase of $0.4 million, or 5.3%, as compared to $7.6 million for the second fiscal quarter of 2013. The increase in revenue is primarily attributable to increased imaging services.  Medical Physics operating income for the second fiscal quarter of 2014 was $0.6 million, or 7.5% of revenues, as compared to $0.7 million, or 9.2% of revenues, in the second fiscal quarter of 2013.  The decrease in operating income was partially due to increased staffing in support of the continued advancement of the segment’s system-sell initiatives.

Medical Products Segment

Medical Products revenues for the second fiscal quarter of 2014 were $2.3 million, an increase of $0.1 million, or 4.5%, compared to $2.2 million for the second fiscal quarter of 2013.  Operating loss for the second fiscal quarter of 2014 was $0.2 million, a decrease of $0.5 million, as compared to operating income of $0.3 million for the second fiscal quarter of 2013. The decrease is due primarily to an increase in costs related to a mix in revenue of $0.3 million and increased amortization costs of $0.3 million.

Corporate Selling, General and Administrative Expenses

Corporate selling, general and administrative expenses reflect costs associated with supporting the entire Company, including executive management and administrative functions such as accounting, treasury, legal, human resources, and information technology management, as well as other costs required to support the Company.  Corporate expenses for the second fiscal quarter of 2014 were $3.4 million, a decrease of $0.6 million as compared to $4.0 million in the second fiscal quarter of 2013.  The decrease was due primarily to reduced employee incentives of $0.2 million and the allocation of staffing to support segment initiatives.

Fiscal Six Months Financial Overview and Business Segment Results

Revenues for the first six months of fiscal 2014 were $77.3 million, an increase of $3.5 million, or 4.7%, compared with revenues of $73.8 million for the first six months of fiscal 2013. The Radiation Measurement segment experienced an increase of $3.2 million, due primarily to an increase in revenue from international operations.  Medical Physics segment revenues increased by $0.6 million due primarily to increased imaging services, and Medical Products revenue decreased by $0.3 million as a result of decreased Spherz pricing and shipments.

Cost of sales for the first six months of fiscal 2014 was $36.6 million, an increase of $3.0 million, or 8.9%, compared with cost of sales of $33.6 million for the first six months of fiscal 2013. The cost of sales increase was due primarily to increased international expenses of $1.3 million as a result of increased international sales, an increase in service costs of $1.0 million on higher startup costs in new regions for Medical Physics and $0.7 million of IT platform expenses offset by decreased labor costs of $0.7 million due primarily to lower benefit costs.

Selling, general and administrative expenses for the first six months of fiscal 2014 were $28.1 million, an increase of $2.1 million, or 8.1%, compared with operating expenses of $26.0 million for the first six months of fiscal 2013. The selling, general and administrative expense increase was due primarily to increased research and development expenses of $1.6 million, primarily attributed to advancement of the Company’s next generation dosimetry platform, an increase in amortization costs of $0.7 million, an increase in professional fees of $0.5 million and increased international costs of $0.2 million, offset by $1.1 million of reduced outside services related to prior year customer service support.

Equity in income of joint ventures for the first six months of fiscal 2014 was $1.1 million, a decrease of $1.0 million from the prior fiscal year’s first six months amount of $2.1 million, due primarily to decreases in sales of a joint venture partner unrelated to the Company’s Radwatch radiation measurement products.

The effective tax rate for the first six months of fiscal 2014 and 2013 was 29.6% and 27.5%, respectively.  The increase in the effective tax rate was due primarily to the research & development credit not being retroactively reenacted as it was in fiscal 2013.

Net income attributable to Landauer for the first six months of fiscal 2014 was $8.0 million, a decrease of $2.0 million or 20.0%, compared with net income of $10.0 million in the first six months of fiscal 2013.  The decrease was due to increased research and development costs of $1.6 million, an increase in amortization costs of $0.7 million due to revised intangible life, equity income decrease of $1.0 million offset by reduced outside customer service support of $1.1 million and decreased taxes on lower income of $0.5 million.

EBITDA for the first six months of fiscal 2014 were $20.8 million compared with $22.8 million for the first six months of fiscal 2013. The decrease was due primarily to increased research and development expenses.  A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first six months of fiscal 2014 were $56.9 million, an increase of $3.2 million, or 6.0%, from the first six months of fiscal 2013 of $53.7 million. The $3.2 million increase in the first six months of fiscal 2014 was due primarily to increases in revenues from both equipment and measurement services at international subsidiaries of $3.3 million.  Operating income for the first six months of fiscal 2014 was $18.9 million, a decrease of $0.7 million, or 3.6%, compared to operating income of $19.6 million for the first six months of fiscal 2013. The decrease in operating income was due to increased costs of sales of $1.5 million, increased research and development expenses of $1.5 million primarily attributed to advancement of the Company’s next generation dosimeter and increased employee costs, due primarily to new personnel, of $0.9 million, increase in professional fees of $0.3 million, increased amortization costs of $0.2 million and increased international costs of $0.2 million, offset by $3.2 million of higher revenue and $1.0 million of reduced outside services related to prior year customer service support.

Medical Physics Segment

Medical Physics revenues for the first six months of fiscal 2014 were $15.8 million, an increase of $0.6 million, or 3.9%, as compared to $15.2 million for the first six months of fiscal 2013. The increase in revenue is primarily attributable to increased imaging services.  Medical Physics operating income for the first six months of fiscal 2014 was $1.0 million, or 6.3% of revenues, as compared to $1.5 million, or 9.9% of revenues, in the first six months of fiscal 2013.  The decrease in operating income was partially due to increased staffing in support of the continued advancement of the segment’s system-sell initiatives.

Medical Products Segment

Medical Products revenues for the first six months of fiscal 2014 were $4.6 million, a decrease of $0.3 million, or 6.1%, compared to $4.9 million for the first six months of fiscal 2013.  The decrease in revenues of $0.3 million is due primarily to the decline in the Spherz selling price and shipments.  Operating loss for the first six months of fiscal 2014 was $0.6 million, a decrease of $1.6 million, as compared to operating income of $1.0 million for the first six months of fiscal 2013. The decrease is due primarily to a decrease in revenue of $0.3 million, an increase in costs related to a mix in revenue of $0.5 million and increased amortization costs of $0.7 million.

Corporate Selling, General and Administrative Expenses

Corporate selling, general and administrative expenses reflect costs associated with supporting the entire Company, including executive management and administrative functions such as accounting, treasury, legal, human resources, and information technology management, as well as other costs required to support the Company.  Corporate expenses for the first six months of fiscal 2014 were $6.9 million, a decrease of $1.3 million as compared to $8.2 million in the first six months of fiscal 2013.  The decrease was due primarily to reduced employee incentives of $0.9 million and the allocation of staffing to support segment initiatives.

Balance Sheet, Liquidity and Capital Resources

Landauer ended the second fiscal quarter of 2014 with total assets of $270.4 million, a decrease of $6.4 million compared to total assets of $276.8 million at the end of fiscal 2013.  The Company completed the quarter with $11.0 million of cash and cash equivalents on the balance sheet.

Cash provided by operations was $20.2 million and $7.7 million for the first six months of fiscal 2014 and 2013, respectively. The increase was due primarily to a $4.4 million increase in receivable collections and other favorable working capital changes of $5.6 million.

Net cash provided by operating activities, less capital expenditures and adjusted for reorganization and nonrecurring costs, or Free Cash Flow for the first six months of fiscal 2014 was $17.8 million, compared with $3.6 million for the first six months of fiscal 2013.

Cash used by investing activities for the first six months of fiscal 2014 was $5.1 million compared to the prior fiscal year’s first six months amount of $5.3 million.  The primary difference was due to a reduction in capital spending, partially offset by a small acquisition of a German distributor on behalf of the Medical Products segment for $1.8 million.

Financing activities for the first six months of fiscal 2014 were comprised primarily of long-term borrowings under the credit agreement of $20.0 million compared to the previous fiscal year’s first six months borrowings of $10.3 million, offset by $24.5 million of repayments in the first six months of fiscal 2014 and $8.6 million of repayments in the previous fiscal year’s first six months.  The Company had $36.7 million of unused availability under its current $175.0 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations.   During the first six months of fiscal 2014 and 2013, the Company funded cash dividends of $10.5 million and $10.4 million, respectively, or $0.55 per share, for cash dividends declared in the fourth fiscal quarter of 2013 and 2012 and the first fiscal quarter of 2014 and 2013.

Fiscal 2014 Revised Outlook

Landauer’s business plan for fiscal 2014 currently anticipates aggregate revenues for the year to be in the range of $140 to $160 million, and reflects the uncertainty of government funding during fiscal 2014 for the military equipment sales opportunities the company has developed.  The business plan also anticipates:

•	The effective tax rate for the full fiscal year is anticipated to be within a range of 29 percent to 31 percent.

•

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2014 in the range of $16 to $18 million, and revised Adjusted EBITDA for fiscal 2014 in the range of $44 to $47 million.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, May 6, 2014, at 9:00 a.m. Central Time (10 a.m. Eastern Time).  To participate, callers should dial 877-941-8631 (within the United States and Canada), or 480-629-9644 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4680956#, which will be available through Friday, June 6, 2014.  The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	March 31, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$10,991	$11,184
Receivables, net of allowances of $630 and $600 respectively	35,487	38,419
Inventories	7,509	9,539
Prepaid expenses and other current assets	7,556	7,151
Current assets	61,543	66,293
Net property, plant and equipment	49,547	51,932
Equity in joint ventures	23,356	23,942
Goodwill	86,384	84,436
Intangible assets, net of accumulated amortization of $15,826 and $13,604, respectively	36,198	37,161
Other assets	13,355	13,069
Assets	$270,383	$276,833
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	38,603	40,648
Non-current liabilities:
Long-term debt	138,285	142,785
Other non-current liabilities	25,904	23,779
Non-current liabilities	164,189	166,564
Stockholders' equity:
Common stock	963	958
Additional paid in capital	39,755	39,465
Accumulated other comprehensive loss	(4,092)	(4,456)
Retained earnings	29,606	32,012
Landauer, Inc. stockholders' equity	66,232	67,979
Noncontrolling interest	1,359	1,642
Stockholders' equity	67,591	69,621
Liabilities and Stockholders' Equity	$270,383	$276,833

Landauer, Inc. and Subsidiaries

Second Fiscal Quarter 2014 Financial Highlights

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2014	2013	2014	2013
Net revenues	39,554	37,082	77,259	73,763

Cost of sales	18,345	17,050	36,552	33,613
Selling, general and administrative	13,735	12,578	28,097	25,969
Acquisition, reorganization and nonrecurring costs	109	300	220	300
Costs and expenses	32,189	29,928	64,869	59,882
Operating income	7,365	7,154	12,390	13,881
Equity in income of joint ventures	535	556	1,108	2,084
Other (loss) income, net	(983)	(857)	(1,838)	(1,795)
Income before taxes	6,917	6,853	11,660	14,170
Income taxes	1,954	1,620	3,450	3,894
Net income	4,963	5,233	8,210	10,276
Less: Net (loss) income attributed to noncontrolling interest	(34)	80	162	246
Net income attributed to Landauer, Inc.	$4,997	$5,153	$8,048	$10,030
Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.52	$0.54	$0.84	$1.06
Weighted average basic shares outstanding	9,460	9,417	9,441	9,391
Diluted	$0.52	$0.54	$0.84	$1.05
Weighted average diluted shares outstanding	9,501	9,462	9,485	9,438

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended March 31,
(Dollars in Thousands)	2014	2013
Cash flows from operating activities:
Net income	$8,210	$10,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,662	6,976
Equity in income of joint ventures	(1,108)	(2,084)
Dividends from joint ventures	1,340	1,891
Stock-based compensation and related net tax benefits	453	973
Current and long-term deferred taxes, net	791	284
Changes in operating assets and liabilities	2,816	(10,643)
Net cash provided by operating activities	20,164	7,673
Net cash used by investing activities	(5,055)	(5,289)
Cash flows (used) provided by financing activities:
Long-term (repayment) borrowings	(4,500)	1,713
Dividends paid to stockholders	(10,520)	(10,429)
Other financing activities, net	(390)	(260)
Net cash used by financing activities	(15,410)	(8,976)
Effects of foreign currency translation	108	13
Net decrease in cash and cash equivalents	(193)	(6,579)
Opening balance - cash and cash equivalents	11,184	17,633
Ending balance - cash and cash equivalents	$10,991	$11,054

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$4,997	$5,153	$8,048	$10,030
Add back:
Interest expense, net	873	976	1,662	1,908
Depreciation and amortization	3,768	3,526	7,662	6,976
Provision for income taxes	1,954	1,620	3,450	3,894
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,592	$11,275	$20,822	$22,808
Adjustments:
Non-cash stock based compensation	171	382	463	1,066
IT platform enhancements expenses	-	27	-	205
Acquisition reorganization and nonrecurring costs	109	300	220	300
Sub-total adjustments	280	709	683	1,571
Adjusted EBITDA	$11,872	$11,984	$21,505	$24,379

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Adjusted Net Income
Net income attributed to Landauer, Inc.	$4,997	$5,153	$8,048	$10,030
Sub-total adjustments	280	709	683	1,571
Income-taxes on adjustments	(75)	(167)	(202)	(432)
Adjustments, net	205	542	481	1,139
Adjusted, Net Income	$5,202	$5,695	$8,529	$11,169
Adjusted Net Income per Diluted Share	$0.55	$0.60	$0.90	$1.18

	Six Months Ended March 31,
Free Cash Flow	2014	2013
Net cash provided by operating activities	$20,164	$7,673
Capital expenditures	(2,415)	(4,611)
Free Cash flow	17,749	3,062
IT platform enhancements expenses	-	205
Acquisition, reorganization and nonrecurring costs	109	300
Adjusted Free Cash Flow	$17,858	$3,567

Segment Information

The following tables summarize financial information for each reportable segment for the three and six months ended March 31:

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Revenues by segment:
Radiation Measurement	$29,184	$27,249	$56,925	$53,652
Medical Physics	8,029	7,598	15,768	15,187
Medical Products	2,341	2,235	4,566	4,924
Consolidated revenues	$39,554	$37,082	$77,259	$73,763

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Operating income (loss) by segment:
Radiation Measurement	$10,301	$10,141	$18,880	$19,573
Medical Physics	600	732	1,033	1,524
Medical Products	(174)	304	(612)	974
Corporate	(3,362)	(4,023)	(6,911)	(8,190)
Consolidated operating income	$7,365	$7,154	$12,390	$13,881